Exhibit 99.1
PRESS RELEASE November 1, 2011 FOR IMMEDIATE RELEASE For further information contact J. Scott Sitter, Choice Bank (920) 267-8052
CHOICE BANCORP, INC. REPORTS THIRD QUARTER EARNINGS OF $0.29 PER SHARE *** Nine month net income of $0.70 per share, compared to $0.09 for 2010

November 2011 – Oshkosh, WI – Choice Bancorp, Inc. (the “Company”) today reported net income of $632,000, or $0.29 per common share, for the quarter ended September 30, 2011, and $1,513,000, or $0.70 per common share, for the nine months ended September 30, 2011.   This compared to a net income of $72,000, or $0.03 per common share, for the quarter ended September 30, 2010, and a net income of $189,000, or $0.09 per common share, for the nine months ended September 30, 2010.

“We are very pleased with our 3rd quarter results,” said President and CEO J. Scott Sitter.  “Net income of $0.29 per share represents the third consecutive quarter with improved operating results.  We are continuing with our strategies to enhance net interest margin and we continue to control our overhead costs.  Our loan portfolio is performing well with no charge-off activity during the quarter.  We continue to see recovery in our local economies, and we are encouraged by the performance of our business customers.”

The Company has seen a significant increase in its net-interest income over the past twelve months.  Net interest income of $5.2 million for the first nine months of 2011 is $1.8 million ahead of 2010 levels, a 52.7% increase year-over-year.   Non-performing assets as of September 30, 2011 represent 1.25% of total assets, compared to 3.98% as of September 30, 2010.  The company’s non-performing assets as of September 30, 2011 consist of $1.0 million in Other Real Estate Owned and $1.2 million in nonaccrual loans.  The company is reporting no loans delinquent 30-89 days.

The Company is reporting total assets of $175.2 million as of September 30, 2011.  This represents an $11.5 million increase from December 31, 2010.  During the same period, gross loans increased $20.7 million to $160.9 million.  Sitter added, “As we continue to focus our efforts on core earnings and asset quality, our sales staff remains active in the marketplace.  We have been able to grow our loan portfolio by providing credit to individuals and local businesses, and we have funded those loans with local deposits.”

Forward-Looking Statements

Statements in this press release relating to the Company’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements.  These forward-looking statements are based on management’s current expectations.  The Company’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission.  The forward-looking statements in this press release are made as of the date of the release and the Company does not assume any responsibility to update these statements.

Choice Bank, established in July 2006, is located at 2450 Witzel Avenue, Oshkosh with a second location at 2201 Jackson Street, Oshkosh. In March 2011, Choice Bank became a wholly-owned subsidiary of Choice Bancorp, Inc. Choice Bancorp, Inc. is publicly traded, one-bank holding company, trading under the symbol of CBKW.  Choice Bank is a locally owned and operated community bank dedicated to making a difference in your community!

Choice Bank…Your Community, Your Choice!

Member FDIC Equal Housing Lender
For additional information about Choice Bank, call (920) 230-1300 or visit www.choicebank.com.

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